================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                -----------------
                                   FORM 8-K/A
                                -----------------

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 11, 1995
                                                   (September 27, 1995)


                           Commission File No. 1-6776

                               CENTEX CORPORATION
                 ---------------------------------------------
                 (Exact name of registrant as specified in its
                                    charter)

                                      NEVADA
                            ------------------------
                            (State of incorporation)

                                   75-0778259
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                     3333 LEE PARKWAY, SUITE 1200, DALLAS,
                                    TEXAS  75219
                    ----------------------------------------
                    (Address of principal executive offices)

                                  (214) 559-6500
                        -------------------------------
                        (Registrant's telephone number)

================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On September 27, 1995, Centex International, Inc., a Nevada corporation ("Centex International"), a wholly owned subsidiary of Centex Corporation, a Nevada corporation ("Centex"), completed the acquisition of equity securities of Vista Properties, Inc., a Nevada corporation ("Vista"), in accordance with the terms of a Second Amended and Restated Securities Purchase Agreement, as amended, among Centex International, Vista, and the other parties named therein. Upon the consummation of the acquisition, Centex International owned a majority of the equity securities of Vista. At the time of the acquisition, Vista, through its wholly owned subsidiaries and through Vista Partners, its wholly owned partnership, owned approximately 3,400 acres of land in seven states. The land is zoned, planned or developed for single- and multi-family residential, office and industrial, and retail and commercial uses. Unless the context requires otherwise, the term "Vista" as used herein shall mean Vista Properties, its subsidiaries, and Vista Partners.

         The equity interests were acquired for a net investment of approximately $85 million by Centex International which, when combined with approximately $30 million of Vista's cash balances, resulted in distributions of approximately $115 million to Vista's former equity and debt holders. Centex International received shares of Vista's Common Stock, Series A Preferred Stock, and Series B Preferred Stock which were issued by Vista as a part of a "prepackaged" Chapter 11 bankruptcy filed by Vista on August 17, 1995.

         To fund the payment of the purchase price, Centex, on behalf of Centex International, used funds provided by (i) the issuance of Centex's commercial paper and (ii) short-term bank borrowings under existing unsecured credit facilities from a combination of the following commercial banks: Bank of America, National Westminster Bank, Societe General, Sumitomo Bank, and Texas Commerce Bank.

         In arriving at the purchase price paid by Centex International for the equity interests in Vista, Centex International calculated a range of values for Vista's assets after a substantial due diligence review of the assets by Centex personnel. After arm's-length negotiations, Centex International, Vista, and certain of Vista's subsidiaries entered into a definitive purchase agreement, subject to certain overbid procedures. Centex International subsequently increased its bid in response to bids and expressions of interest by a competing acquirer.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)     Financial Statements of Businesses Acquired.


                          The consolidated financial statements of Vista
                 Properties, Inc. required to be filed pursuant to this Item 7(a) of Form 8-K are contained on pages 4 through 25 of this Report.

         (b)     Pro Forma Financial Information.


                                  The pro forma financial information required
                 to be filed pursuant to this Item 7(b) of Form 8-K are contained on pages 26 through 29 of this Report.


         (c)     Exhibits.


                          The Exhibits required to be filed with this Report
                 are identified on the Index to Exhibits found on page 31 of this Report.

              ITEM 7(a)  FINANCIAL STATEMENTS AND AUDITORS' REPORT


                             VISTA PROPERTIES, INC.
                                 JUNE 30, 1995

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                                 Page
                                                                                 ----
Audited Consolidated Financial Statements

Report of Ernst & Young LLP, Independent Auditors   . . . . . . . . . . . . .     6
Consolidated Balance Sheets as of June 30, 1995 and 1994  . . . . . . . . . .     7
Consolidated Statements of Operations for the Years Ended
         June 30, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . .     8
Consolidated Statements of Stockholders' Equity (Deficit)
         for the Years Ended June 30, 1995, 1994 and 1993 . . . . . . . . . .     9
Consolidated Statements of Cash Flows for the Years Ended
         June 30, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . .     10
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . .     11

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



Board of Directors
Vista Properties, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Vista Properties, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As more fully described in Note 1, the Company filed a "pre-packaged" joint plan of reorganization on August 17, 1995. On September 19, 1995, the Bankruptcy Court confirmed the Company's plan of reorganization, which was consummated on September 27, 1995, permitting a restructuring of the Company's debt and equity capitalization in conjunction with the sale of equity interests to Centex International, Inc. No adjustments were made to the accompanying historical financial statements to give effect to the reorganization and restructuring; however, the pro forma effect of the reorganization and restructuring on the balance sheet at June 30, 1995 and the consolidated statements of operations for the years ended June 30, 1995 and 1994 is presented in Note 12.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vista Properties, Inc. and subsidiaries at June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP

September 27, 1995
Dallas, Texas

                   VISTA PROPERTIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                      (IN  THOUSANDS, EXCEPT PAR VALUE)



                                                                        June 30,
                                                             -----------------------------
                                                                 1995              1994
                                                             -----------       -----------
Assets
   Cash and cash equivalents (Note 6)                        $    32,121       $    14,963
   Receivables (Notes 4 and 6)                                     2,046             1,744
   Real estate investments (net of allowance for losses of
        $46,291 and $59,325 at June 30, 1995 and 1994,
        respectively) (Notes 5 and 6)                             68,815            98,420
   Other assets                                                    1,240             1,354
                                                             -----------       -----------
Total assets                                                 $   104,222       $   116,481
                                                             ===========       ===========

Liabilities and Stockholders' Equity (Deficit)
Liabilities:
      Senior secured notes payable (Note 6)                  $   206,876       $   181,134
      Accrued interest on senior secured notes payable             4,741             4,151
      Accounts payable and other accrued liabilities (Note 9)      6,710             6,689
                                                             -----------       -----------
Total liabilities                                                218,327           191,974
                                                             -----------       -----------
Commitments and contingent liabilities (Note 9)

Stockholders' equity (deficit)  (Note 7):
   Common stock, $1 par value:
      Authorized shares - 10,000
      Issued and outstanding shares - 5,000                        5,000             5,000
   Paid-in capital                                                61,419            61,419
   Retained earnings (deficit)                                  (180,524)         (141,912)
                                                             -----------       -----------
Total stockholders' equity (deficit)                            (114,105)          (75,493)
                                                             -----------       -----------
Total liabilities and stockholders' equity (deficit)         $   104,222       $   116,481
                                                             ===========       ===========





                            See accompanying notes.
                                                                               7

                   VISTA PROPERTIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                         For the Years Ended June 30,
                                                  ----------------------------------------
                                                      1995           1994           1993
                                                  ----------     ----------     ----------

Gross sales of real estate                        $   42,725     $   10,428     $   13,437
Cost of sales                                         37,948          9,231         12,256
                                                  ----------     ----------     ----------
Gain on sales of real estate                           4,777          1,197          1,181

Interest income                                        1,355            644            935
Other income                                             660            513          1,179
                                                  ----------     ----------     ----------
                                                       6,792          2,354          3,295
                                                  ----------     ----------     ----------
Expenses:
  Interest                                            26,351         23,074         20,204
  Real estate taxes                                    5,730          5,775          5,189
  General and administrative                           6,902          6,658          7,846
  Restructuring expense                                3,499          2,306            446
  Provision for loss contingencies (Note 9)            2,850              -              -
  Depreciation and amortization                           72             70            384
  Provision for losses on real estate
    investments (Note 3)                                   -         58,117          1,722
                                                  ----------     ----------     ----------
                                                      45,404         96,000         35,791
                                                  ----------     ----------     ----------

Net loss                                          $  (38,612)    $  (93,646)    $  (32,496)
                                                  ==========     ==========     ==========
Net loss per share                                $    (7.72)    $   (18.73)    $    (6.50)
                                                  ==========     ==========     ==========





                            See accompanying notes.
                                                                               8

                   VISTA PROPERTIES, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (IN THOUSANDS)



                                                                           Retained
                                 Shares         Par        Paid-In         Earnings
                               Outstanding     Value       Capital         (Deficit)          Total
                               -----------   --------      --------      -----------      ------------
Balance at June 30, 1992             5,000   $  5,000      $ 61,419      $   (15,770)     $     50,649
   Net loss                              -          -             -          (32,496)          (32,496)
                               -----------   --------      --------      -----------      ------------
Balance at June 30, 1993             5,000      5,000        61,419          (48,266)           18,153
   Net loss                              -          -             -          (93,646)          (93,646)
                               -----------   --------      --------      -----------      ------------
Balance at June 30, 1994             5,000      5,000        61,419         (141,912)          (75,493)
   Net loss                              -          -             -          (38,612)          (38,612)
                               -----------   --------      --------      -----------      ------------
Balance at June 30, 1995             5,000   $  5,000      $ 61,419      $  (180,524)     $   (114,105)
                               ===========   ========      ========      ===========      ============





                            See accompanying notes.
                                                                               9

                   VISTA PROPERTIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)





                                                                         For the Years Ended June 30,
                                                                  ---------------------------------------
                                                                      1995          1994          1993
                                                                  -----------    ----------    ----------
Operating Activities
   Net loss                                                       $  (38,612)    $ (93,646)   $  (32,496)
   Non-cash items included in
      the determination of net loss:
         Interest paid or payable in kind                             26,332        23,034        20,186
         Provision for loss contingencies                              2,850             -             -
         Depreciation and amortization                                    72            70           384
         Provision for losses on real estate investments                   -        58,117         1,722
   Net changes in receivables, other assets, accounts
      payable and other accrued liabilities                           (2,637)           97           105
   Gains from investing activities                                    (4,777)       (1,197)       (1,181)
                                                                  ----------     ---------     ---------
   Net cash used in operating activities                             (16,772)      (13,525)      (11,280)
                                                                  ----------     ---------     ---------
Investing Activities
   Sales of real estate investments                                   37,462         8,696        12,191
   Improvements to real estate investments,
      net of reimbursements                                           (3,519)          (45)         (151)
   Principal collections on mortgage
      notes receivable                                                    10         1,133         1,094
   Net change in other assets                                            (23)         (375)         (130)
                                                                  ----------     ---------     ---------
   Net cash provided by investing activities                          33,930         9,409        13,004
                                                                  ----------     ---------     ---------
Net increase (decrease) in cash and cash equivalents                  17,158        (4,116)        1,724

Cash and cash equivalents at beginning of year                        14,963        19,079        17,355
                                                                  ----------     ---------     ---------
Cash and cash equivalents at end of year                          $   32,121     $  14,963     $  19,079
                                                                  ==========     =========     =========





                            See accompanying notes.
                                                                              10

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1995


1.  DESCRIPTION OF BUSINESS AND REORGANIZATION

The consolidated financial statements of Vista Properties, Inc. and subsidiaries include the operations of Vista Properties, Inc. ("Vista" or the "Company"), Vista Mortgage & Realty, Inc. ("Vista Mortgage"), Panoramic Land, Inc. ("Panoramic Land"), Panorama Development Corp. ("Panorama"), Braewood Development Corp. ("Braewood"), Beauty Built Homes, Inc. ("Beauty Built") and Vista Partners (collectively, the "Vista Companies"). The Company owns all of the issued and outstanding capital stock of Braewood, Panorama, Panoramic Land, and Vista Mortgage. Braewood owns all of the issued and outstanding capital stock of Beauty Built. The partnership interests in Vista Partners are owned 56% by Vista Mortgage, 29% by Braewood and 15% by Panoramic Land.
Substantially all of the Vista Companies' real estate properties are held by Vista Partners. Beauty Built and Panorama are inactive corporations, and the other Vista Companies are holding companies for the partnership interests in Vista Partners and have no material operations other than those conducted through Vista Partners.

Historically, the Company has been primarily engaged in land development that included: (i) acquiring raw land in major metropolitan areas; (ii) obtaining entitlements for land development; (iii) contracting for the installation of utilities, drainage, and streets; and (iv) selling such subdivided and developed land parcels to builders, user companies, or investors. However, subsequent to the Company's emergence from bankruptcy under chapter 11 of the Bankruptcy Code pursuant to a Second Amended Plan of Reorganization on January 31, 1992 (the "1992 Bankruptcy Plan") and in accordance with the indenture (the "Vista Indenture") governing the Company's 13 3/4% senior secured notes due 2001 (the "Vista Notes") and the Company's charter, the Company's principal business activities have been limited to the liquidation of the real estate projects and the management, maintenance and development of such projects pending liquidation (see Notes 6 and 7). As of June 30, 1995, the Vista Companies owned a portfolio of 31 projects in seven states, consisting of partially and fully developed land aggregating approximately 3,500 saleable acres.

Based on the belief that, absent a significant continued improvement in the real estate markets in which the Vista Companies' properties are located, there was a substantial likelihood that Vista would not be able to satisfy its payment obligations under the Vista Notes, the Board of Directors began considering various restructuring and reorganization alternatives as early as 1993.

On August 17, 1995 the Vista Companies filed a "pre-packaged" joint plan of reorganization (the "Plan") under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Prior to filing the Plan, holders of both the Company's common stock and the Vista Notes had voted overwhelmingly to accept the Plan.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

The Plan provides, among other things, for a restructuring of the Company's debt and equity capitalization in conjunction with the sale of equity interests to Centex International, Inc. ("Centex") pursuant to a Securities Purchase Agreement dated as of December 18, 1994, as amended and restated. On September 19, 1995, the Bankruptcy Court approved and confirmed the Plan. On September 27, 1995 (the Effective Date of the Plan), Vista and Centex consummated the transactions contemplated by the Securities Purchase Agreement and the Plan. Pursuant to the Plan, holders of Vista's common stock, par value $1.00 per share (the "Existing Common Stock") received aggregate consideration of approximately $13.02 million and the holders of the Vista Notes received cash of $101.98 million, and the Existing Common Stock and the Vista Notes were cancelled. As a result, holders of the Vista Notes as of the Effective Date received a cash distribution of approximately $49.32 for each $100 in principal amount of Vista Notes, and holders of the Existing Common Stock on the Effective Date (other than five designated holders of Existing Common Stock (the "Agreeing Holders")) received, for each share of Existing Common Stock held on the Effective Date, approximately $2.60 in cash. The Agreeing Holders received approximately $1.30 in cash plus approximately 0.00124 nondetachable units (the "New Stock Units") issued by the Company as reorganized pursuant to the Plan ("Reorganized Vista"). Each New Stock Unit consists of one share of new Class A Common Stock, par value $.01 per share, of Reorganized Vista and one share of new Series A Preferred Stock, par value $.01 per share, of Reorganized Vista. On the Effective Date, pursuant to the Plan, the Company issued and sold to Centex a number of New Stock Units equal to 98% of the total number of New Stock Units issued to the Agreeing Holders. Accordingly, Centex received 49.5% of the voting securities of Reorganized Vista. In addition, Centex received Series B Preferred Stock of Reorganized Vista. As a result of Centex's ownership of Existing Common Stock as an Agreeing Holder, upon consummation of the Plan, Centex owned approximately 53% of the voting securities of Reorganized Vista. Additional information relating to the Plan is available in the Disclosure and Solicitation Statement filed pursuant to Regulation 14A of the Securities Exchange Act of 1934 and materials filed with the Bankruptcy Court. See Note 12 for disclosure of the pro forma effect of the Plan on the Company's balance sheet at June 30, 1995 and the Company's results of operations for each of the years ended June 30, 1995 and 1994.

Pursuant to the Plan, on the Effective Date, the Company's Articles of Incorporation (the "Vista Charter") were amended in order, among other things, to (i) remove certain restrictions so that the Company would be authorized to engage in any lawful act or activity permitted by Nevada law and (ii) authorize the classes and series of capital stock of Reorganized Vista issued pursuant to the Plan.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

2.  ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Vista Properties, Inc. and its subsidiaries. Significant intercompany balances and transactions have been eliminated.

BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the normal course of business.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and investments with original maturities of three months or less.

Under the terms of the Vista Indenture and the security agreement relating to the Vista Notes, approximately $29.3 million of the Vista Companies' cash and cash equivalents were held in a collateral account maintained by the trustee for the Vista Notes (see Note 6) and, prior to the filing of the Plan could be withdrawn from time to time, provided (i) the Company delivered an officer's certificate to the trustee requesting the withdrawal of a specified amount and certifying that the conditions of the Vista Indenture had been met, (ii) at the time and after giving effect to such withdrawal, no event of default (except a default described in a notice to the trustee) had occurred and was continuing, and (iii) the Company delivered an opinion of counsel and any other required opinions to the trustee.

The fair value of cash and cash equivalents approximates book value since they represent demand deposits or short-term investments in highly-rated government securities or commercial paper.

REAL ESTATE INVESTMENTS

Real estate investments are carried at the lower of cost or net realizable value. Cost equals the reorganization value established through the 1992 Bankruptcy Plan as reduced by the book basis of property sold subsequent to the Company's emergence from the 1992 bankruptcy. Net realizable value is computed as the estimated selling price achieved over time less estimated costs of completion, holding, and disposal. To estimate the sales and costs over time, management prepares a strategic project plan for each property that outlines the Company's

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES
current strategy in marketing and selling that property. The Company's real estate investments are land parcels, and the time frame for full liquidation of the portfolio in the ordinary course of business is estimated to extend to the year 2006. A long-term time frame is considered necessary to obtain the highest value for certain land parcels as a result of related market conditions. The mandate to hold those properties with potential for appreciation in value is provided by the Vista Charter and the Vista Indenture. Subsequent to emergence from the 1992 bankruptcy and prior to June 30, 1994, the net realizable value of the real estate investments was determined based on the net cash flows which could be generated in the ordinary course of business over a long-term selling period. The net cash proceeds resulting from each strategic project plan represented estimated net realizable value of the related project. However, as of June 30, 1994, given (i) the substantial likelihood that the Company would not be able to satisfy its payment obligations with respect to the Vista Notes in October 1996, the earliest date on which the Company would be required to reduce the outstanding principal balance of the Vista Notes below a certain level as defined by the Vista Indenture (see Note 6) and (ii) the fact that an agreement had not been reached with the holders of the Vista Notes to restructure the Company, the time frame for full liquidation of the portfolio used in determining net realizable value was shortened to the last quarter of calendar 1996.

While management believes that the calculated net realizable value is reasonably estimated at June 30, 1995 based on the time frame discussed above, information which was used to develop the estimates is susceptible to significant changes as market conditions and other factors change. Neither cost nor net realizable value necessarily represent fair market value. Fair market value is defined as cash (or cash equivalent value of other consideration) that a real estate parcel would yield in a current sale between a willing buyer and a willing seller (other than in a forced or liquidation sale) as of June 30, 1995.


Substantially all of Vista's real estate properties are held by Vista Partners. All properties are owned in fee simple, with the exception of the Stockbridge property in Atlanta, Georgia, which is held in a partnership in which Vista has a limited partnership interest. Certain of the Company's projects are subject to sales proceeds agreements under which third parties are entitled to a percentage of the net sales proceeds of the specific project as defined in the related sales proceeds agreement. Any estimated payments due to third parties are deducted from estimated sales proceeds in determining net realizable value. Additionally, the Company subsidizes certain utility district obligations to the extent special district tax revenues are not sufficient to cover such obligations. Estimated subsidy payments are deducted from estimated sales proceeds in determining net realizable value. Annual subsidy costs are reported as real estate tax expense.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

NET LOSS PER SHARE

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding.

INCOME TAXES

The Company accounts for income taxes under the liability method specified by Statement of Financial Accounting Standards ("SFAS") No. 109. Under SFAS No. 109, deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities and enacted tax rates that will be in effect for the years in which the differences are expected to reverse.

3.  PROVISION FOR LOSSES

During the year ended June 30, 1993, a provision of $1,722,000 was required to reduce the book value of certain real estate investments to net realizable value. As further discussed in Note 2, at June 30, 1994, the time frame for liquidation used to determine the net realizable value of real estate investments was reduced from a long-term period to the last quarter of calendar 1996. The reduction in liquidation period reflected the substantial likelihood that the Company would not be able to satisfy its payment obligations under the Vista Notes which required a mandatory principal payment on October 31, 1996. Therefore, primarily as a result of the shortening of the time frame assumed for full liquidation, in the fourth quarter of the 1994 fiscal year, a provision for loss equal to $55.4 million was recorded, resulting in a total provision for the year ended June 30, 1994 of $58.1 million. No provision to reduce carrying value to net realizable value was necessary as of June 30, 1995. Management's estimates are based on currently available market information and are susceptible to significant changes as market conditions and other factors change.

The calculation of net realizable value includes providing for costs of holding the properties, including real estate taxes.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

Activity in the allowance account for real estate investments was as follows (in thousands):


                                                                 Year ended June 30,
                                                 --------------------------------------------------
                                                   1995                  1994                 1993
                                                 -------               -------              -------
 Balance at beginning of year                    $59,325               $ 1,722              $     -
 Provision for losses on sale of real
   estate investments                                  -                58,117                1,722
 Reductions in allowance resulting
   from sales of real estate
   investments                                   (13,034)                 (514)                   -
                                                 -------               -------              -------
 Balance at end of year                          $46,291               $59,325              $ 1,722
                                                 =======               =======              =======

4.  RECEIVABLES

Receivables consisted of the following (in thousands):

                                                                       June 30,
                                                        --------------------------------------
                                                          1995                          1994
                                                        --------                      --------
 Mortgage notes                                         $  1,867                      $    207
 Accrued interest receivable                                  22                             4
 Other accounts receivable                                   157                         1,533
                                                        --------                      --------
                                                        $  2,046                      $  1,744
                                                        ========                      ========

Mortgage notes, which originate from sales of real estate, are secured by the underlying real estate. As of June 30, 1995 and 1994, all mortgage notes were earning. The average interest rate on the mortgage notes was 10.82% and 10.25% at June 30, 1995 and 1994, respectively.

During 1994 the Company took the deed in lieu of foreclosure on land which collateralized a mortgage note with a principal balance of approximately $373,000. The fair value of the underlying collateral was recorded as a real estate investment.

Included in other accounts receivable at June 30, 1994 is approximately $1,110,000 in sales proceeds receivable which arose from a sale of a real estate project on June 30, 1994. Proceeds from the sale were received on July 1, 1994.

Real estate investments securing the Company's mortgage notes receivable at June 30, 1995 and 1994 were located in Texas.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

5.  REAL ESTATE INVESTMENTS

A progression of the net book value of real estate investments is as follows (in thousands):

                                                                       Year ended June 30,
                                                      ----------------------------------------------------
                                                        1995                 1994                   1993
                                                      --------             --------               --------
 Gross book value at beginning of year                $157,745             $166,510               $177,786
 Additions:
   Improvements, net of
     reimbursements                                      3,640                   45                    151
   Foreclosures                                              -                  322                      -
 Deletions:
   Sales                                               (46,279)              (9,132)               (11,427)
                                                      --------             --------               --------
 Gross book value at end of year                       115,106              157,745                166,510
 Allowance for losses                                  (46,291)             (59,325)                (1,722)
                                                      --------             --------               --------
 Net book value at end of year                        $ 68,815             $ 98,420               $164,788
                                                      ========             ========               ========



Real estate investments are located in the following states (in thousands):

                                       June 30, 1995                                 June 30, 1994
                                       -------------                                 -------------
                               Net Book                                      Net Book
                                 Value                Percent                  Value                Percent
                               --------               -------                --------               -------
 Texas                          $44,634                 65%                   $62,946                  64%
 Florida                          7,546                 11%                    10,853                  11%
 Georgia                          3,296                  4%                     6,138                   6%
 California                       8,171                 12%                    11,703                  12%
 Other                            5,168                  8%                     6,780                   7%
                                -------               -----                   -------               ------

                                $68,815                100%                   $98,420                100%
                                =======                ====                   =======                ====

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6.  SENIOR SECURED NOTES PAYABLE

As of June 30, 1995, the 13 3/4% senior secured notes due 2001 (the "Vista Notes") had an outstanding balance of $206,876,000. The June 30, 1995 outstanding balance represented $130,000,000 original face amount of Vista Notes and $76,876,000 of additional Vista Notes issued in lieu of payment in cash for interest. Interest was payable semiannually on April 30 and October 31 of each year. At the Company's option, in lieu of payment in cash, interest could be paid in the form of additional Vista Notes. As of June 30, 1995, the Vista Notes were secured by cash, real estate investments, and notes receivable.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

As discussed in Note 1, on September 27, 1995, the Vista Notes were cancelled upon consummation of the Plan and the Vista Indenture ceased to be in effect.

The Vista Indenture provided for redemption of the Vista Notes at any time prior to maturity at 100% of principal amount plus accrued interest. Prior to filing of the Plan on August 17, 1995, the Notes were also subject to mandatory redemption at 100% of the face amount plus accrued interest to the extent that cash exceeded $25 million on October 11 and April 10 of each year through maturity.

While in effect, the Vista Indenture restricted the Company's business activities to the liquidation of its real estate investments. In addition, the Company could not incur real estate development expenses on the completion of its existing projects in excess of $30 million plus an inflation factor adjustment. The Company was prohibited by the terms of the Vista Indenture from paying any cash dividends on its common stock so long as any of the Vista Notes were outstanding. The Vista Indenture required that the outstanding balance of Vista Notes be reduced to the following amounts on the dates specified:

           October 31, 1996                         $192.5 million
           October 31, 1997                         $180.0 million
           October 31, 1998                         $150.0 million
           October 31, 1999                         $ 75.0 million
           October 31, 2000                         $ 15.0 million




7.  STOCKHOLDERS' EQUITY

As of June 30, 1995, there were 4,050,000 shares of Class A common stock of Vista, par value $1.00 per share, and 950,000 shares of Class B common stock of Vista, par value $1.00 per share, authorized, issued and outstanding. The total number of authorized shares of the Company's common stock was 10,000,000, of which 9,050,000 shares were designated as class A common stock, par value $1.00 per share, and 950,000 shares were designated as class B common stock, par value $1.00 per share.

The rights and preferences of the Class A common stock and the Class B common stock were identical, except that the holders of a majority of the Class B common stock had the right to elect two directors at each election of the Board. Except as specified in the previous sentence and except as may be otherwise required by applicable law, holders of the Class A and Class B common stock voted together as a single class and were each entitled to one vote per share on any matter submitted to a vote of the Company's stockholders. Pursuant to the 1992 Bankruptcy Plan, 950,000 shares of Class B common stock and 4,050,000 shares of Class A

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES
common stock of Vista were issued to Lomas Financial Corporation ("Lomas").
The 4,050,000 shares of Class A common stock were then distributed by Lomas to certain of the equity holders of Lomas as set forth in the 1992 Bankruptcy Plan. Any shares of Class B common stock transferred by Lomas to any person who was not an affiliate of Lomas would have been automatically converted into Class A common stock.

In connection with the 1992 Bankruptcy Plan, the Company's charter was amended to provide that, among other things: (i) business activities were restricted to liquidation of real estate investments and (ii) directors were divided into four classes to be elected annually as follows: (a) two directors by the holders of the Vista Notes, as long as any Vista Notes remained outstanding,
(b) two directors by the holders of class A common stock, (c) two directors by Lomas as long as Lomas held any shares of class B common stock, and (d) one director by the holders of the Notes and either the holders of the class A common stock or the class B common stock, with such director to serve as the Chairman of the Board and Chief Executive Officer of the Company.

The shares of Existing Common Stock had no preemptive or other subscription rights and there were no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Existing Common Stock were fully paid and nonassessable. The Vista Charter prohibited the issuance of any nonvoting equity securities to the extent required pursuant to section 1123(a)(6) of the Bankruptcy Code. The Vista Indenture prohibited the payment of dividends by Vista as long as any Vista Notes remained outstanding.




As a result of provisions of the 1992 Bankruptcy Plan and the Vista Charter, the transfer of the Company's Existing Common Stock was, through September 27,
1995, restricted under certain circumstances.   Upon consummation of the Plan,
the Plan provided for cancellation of the Existing Common Stock and issuance of new equity securities of Reorganized Vista, including new Class A Common Stock, par value $.01 per share, that has certain transfer restrictions.

The Company had entered into Stock Appreciation Right Agreements with certain executive officers pursuant to which the Company had granted 470,250 stock appreciation rights ("SARs"). The SARs provided a vesting period based on passage of time, a minimum balance of stockholders' equity, and repayment of the Vista Notes and included acceleration of vesting in certain circumstances. Each SAR, upon vesting, gave the recipient the right to receive cash equal to the amount by which the fair market value of a share of class A common stock at such time exceeded $1.00. The number of SARs granted to a recipient would have automatically been adjusted upon the occurrence of certain corporate events. None of the SARs granted had vested; and, therefore, none were exercised during the fiscal years ended June 30, 1995 and 1994.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

Under the terms of a management settlement agreement consummated on September 27, 1995 pursuant to the Plan, the Stock Appreciation Right Agreements and related SAR's were terminated. Furthermore, as a result of consummation of the Plan on September 27, 1995, Vista's capital structure was reorganized as discussed in Note 1.

8.  FEDERAL INCOME TAXES

The Vista Companies file a consolidated federal income tax return.

Deferred tax assets (deductible temporary differences) consisted of the following (in thousands):

                                                                       June 30,            June 30,
                                                                        1995                 1994
                                                                  ---------------        ------------
Net operating loss carry forward                                  $       110,290        $     67,845
Tax basis in excess of book basis -
   real property ($304,354)                                               103,480             143,785
Deferred expense - payment in kind interest                                26,259              17,299
                                                                  ---------------        ------------
Total deferred tax assets
   before valuation allowance                                             240,029             228,929
Valuation allowance                                                      (240,029)           (228,929)
                                                                  ---------------        ------------
Total net deferred tax assets                                     $             0        $          0
                                                                  ===============        ============


The Company had a consolidated tax net operating loss carryforward at June 30, 1995, totaling approximately $324,383,000. Of this total, $81,297,000 arose prior to the Company's emergence from bankruptcy under the 1992 Bankruptcy Plan. These carryforwards expire in the years through 2010.

9.  COMMITMENTS AND CONTINGENT LIABILITIES

As a result of certain pending legal matters, Vista has recorded a provision for loss contingencies in an aggregate amount of $2,850,000. In management's opinion, based on information available, the resolution of all pending legal matters will not likely have a material adverse effect on the financial statements of the Company.

Outstanding guarantees and other commitments at June 30, 1995 were approximately $1,600,000 and included letters of credit, cash bonds and performance guarantees issued by the Company principally in connection with its real estate operations.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

In connection with preparation of the 1992 Bankruptcy Plan, a Phase I environmental audit was completed on substantially all real estate investments. Management is not aware of any environmental liabilities which would have a material adverse effect on the financial statements of the Company.

Future minimum lease commitments for office space are as follows (in thousands):

                1996                                     $115
                1997                                      116
                1998                                       19
                                                         ----
                Total minimum lease payments             $250
                                                         ====

10.  PENSION PLAN

During fiscal 1993 the Company adopted an employee savings plan which qualifies under section 401(k) of the Internal Revenue Code. All employees who have completed six months of service are eligible to participate in the plan. The Company matches a minimum of 50% of employee contributions up to 6% of the employee's eligible compensation. Company contributions expensed for each of the fiscal years ended June 30, 1995, 1994 and 1993 totaled $50,000.

The Company has adopted a Directors' Retirement Plan pursuant to which nonemployee directors of the Company received an annual retirement benefit for life equal to 20% of the annual retainer for directors in effect upon termination of service, multiplied by the number of years of service, up to five, subject to an inflation adjustment and to a maximum benefit. Under such plan, retirement benefits were funded through the purchase of an annuity in the name of the director. For the fiscal years ended June 30, 1995, 1994 and 1993, approximately $279,000, $290,000 and $227,000, respectively, was expensed for these benefits.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

11.  SUPPLEMENTAL CASH FLOW INFORMATION

Additional cash and noncash information not presented elsewhere in the consolidated financial statements is as follows (in thousands):

                                                                 Year ended June 30,
                                                 ---------------------------------------------------
                                                   1995                   1994                1993
                                                 --------               -------             --------
 Interest paid                                   $    19                $    40             $     18
 Noncash:
    Transfers from receivables
      to real estate investments                        -               $   322                    -
    Mortgage notes received
      from sale of real estate
      investments                                $  1,670                     -             $    417
    Sales proceeds receivable
      from sale of real estate
      investments                                       -               $ 1,119                    -


12. SUBSEQUENT EVENT

As discussed in Note 1, the Plan was consummated on September 27, 1995, resulting in, among other things, a reorganization of Vista's capital structure.


The unaudited pro forma consolidated balance sheet set forth on page 23 has been prepared as if the Plan had been consummated on June 30, 1995. The pro forma consolidated statements of operations set forth on page 25 have been prepared as if the consummation of the Plan had occurred on July 1, 1993. Upon consummation of the Plan, Vista's consolidated financial statements will continue to be accounted for on a historical basis. "Fresh start" reporting has not been applied in the pro forma statements, since upon consummation of the Plan, no change in control will occur as defined by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

11.  SUPPLEMENTAL CASH FLOW INFORMATION

Additional cash and noncash information not presented elsewhere in the consolidated financial statements is as follows (in thousands):

                                                                 Year ended June 30,
                                                 ---------------------------------------------------
                                                   1995                   1994                1993
                                                 --------               -------             --------
 Interest paid                                   $    19                $    40             $     18
 Noncash:
    Transfers from receivables
      to real estate investments                        -               $   322                    -
    Mortgage notes received
      from sale of real estate
      investments                                $  1,670                     -             $    417
    Sales proceeds receivable
      from sale of real estate
      investments                                       -               $ 1,119                    -


12. SUBSEQUENT EVENT

As discussed in Note 1, the Plan was consummated on September 27, 1995, resulting in, among other things, a reorganization of Vista's capital structure.

The unaudited pro forma consolidated balance sheet set forth on page 23 has been prepared as if the Plan had been consummated on June 30, 1995. The pro forma consolidated statements of operations set forth on page 25 have been prepared as if the consummation of the Plan had occurred on July 1, 1993. Upon consummation of the Plan, Vista's consolidated financial statements will continue to be accounted for on a historical basis. "Fresh start" reporting has not been applied in the pro forma statements, since upon consummation of the Plan, no change in control will occur as defined by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

                   VISTA PROPERTIES, INC. AND SUBSIDIARIES

                                                                      June  30, 1995
                                                         ---------------------------------------------
                                                             As           Pro Forma         Pro Forma
                                                          Reported       Adjustments         Balance
                                                         -----------     -----------        ----------
                                                              *

                                                          (in thousands, except shares and par value)
Assets
      Cash and cash equivalents                          $    32,121     $   (27,121)(1)    $    5,000
      Receivables -  net                                       2,046             -               2,046
      Real estate investments - net                           68,815             -              68,815
      Other assets                                             1,240            (200)(2)         1,040
                                                         -----------     -----------        ----------
Total assets                                             $   104,222     $   (27,321)       $   76,901
                                                         ===========     ===========        ==========
Liabilities  and Stockholders' Equity (Deficit)
Liabilities:
      Senior secured notes payable                       $   206,876     $  (206,876)(3)    $      -
      Accrued interest on senior secured notes payable         4,741          (4,741)(3)           -
      Accounts payable and other accrued liabilities           6,710            (695)(4)         6,015
                                                         -----------     -----------        ----------
Total liabilities                                            218,327        (212,312)            6,015

Commitments and contingent liabilities

Stockholders' equity (deficit)
      Before restructuring:
        Common stock, par value $1.00
           5,000,000 shares issued and outstanding             5,000          (5,000)(5)           -
      After restructuring:
        Preferred stock series A, par value $.01
           6,633.80 shares issued and outstanding                -             6,633 (5)         6,633
        Preferred stock series B, par value $.01
           86,978.23 shares issued and outstanding               -            86,978 (5)        86,978
        Common stock series A, par value $.01
           6,633.80 shares issued and outstanding                -               -   (5)           -
      Paid-in capital                                         61,419          (7,670)(6)        53,749
      Retained earnings (deficit)                           (180,524)        104,050 (7)       (76,474)
                                                         -----------     -----------        ----------
Total stockholders' equity (deficit)                        (114,105)        184,991            70,886
                                                         -----------     -----------        ----------
Total liabilities and stockholders' equity (deficit)     $   104,222     $   (27,321)       $   76,901
                                                         ===========     ===========        ==========

____________________

*  Derived from audited financial statements.

                    VISTA PROPERTIES, INC. AND SUBSIDIARIES

(1)     The net decrease in cash results from the following (amounts in thousands):

        Purchase price paid by Centex, including $5 million for working capital                                 $ 90,434
        Payment for cancellation of the Vista Notes                                                             (101,980)
        Payment for cancellation of Existing Common Stock                                                         (9,493)
        Payment of transactions costs incurred after June 30, 1995                                                (3,687)
        Payment of accrued costs                                                                                    (695)
        Payment of restructuring bonus to management and other employees                                          (1,550)
        Payment to an officer for release of certificates of deposit pursuant to the
          Management Settlement Agreement (the "Certificates of Deposit")                                           (350)
        Redemption of certain of the Certificates of Deposit                                                         200
                                                                                                                --------

                                                                                                                $(27,121)
                                                                                                                ========

(2)     Decrease to other assets of $200,000 reflects the redemption of certain of the Certificates of Deposit on the
        Effective Date.

(3)     Elimination of both the principal and accrued interest on the Vista Notes payable is a result of the cancellation of the Vista Notes.

(4)     Reduction in accounts payable and other accrued liabilities is due to the payment of accrued restructuring expenses of $695,000.

(5)     Elimination of the $1.00 par value Existing Common Stock and addition of $.01 par value of the new class A common stock, new series A preferred stock and new series B preferred stock is a result of consummation of the
        Plan.

(6)     Decrease in paid-in-capital reflects the net effect of the stock transactions described in note (5) above.

(7)     Retained earnings increases a net $104.05 million as a result of the following (amounts in thousands):

        Principal amount of Vista Notes and accrued interest
           eliminated by cancellation of the Vista Notes                                                       $ 211,617
        Payment for cancellation of the Vista Notes                                                             (101,980)
        Payment of restructuring costs incurred after June 30, 1995                                               (3,687)
        Payment of restructuring bonus to management and other employees                                          (1,550)
        Payment for release of the Certificates of Deposit                                                          (350)
                                                                                                               ---------

        Gain on extinguishment of debt                                                                         $ 104,050
                                                                                                               =========

                   VISTA PROPERTIES, INC. AND SUBSIDIARIES

                                                        Year  ended  June 30, 1995              Year  ended  June 30, 1994
                                                  -------------------------------------   ---------------------------------------
                                                      As       Pro Forma     Pro Forma        As        Pro Forma      Pro Forma
                                                   Reported   Adjustments     Results      Reported    Adjustments      Results
                                                  ---------   -----------  ------------   ----------   -----------  -------------
                                                       *                                       *
                                                                       (in thousands, except per share amounts)

Gross sales of real estate                        $  42,725   $        -   $     42,725   $   10,428   $        -   $      10,428
Cost of sales                                        37,948            -         37,948        9,231            -           9,231
                                                  ---------   ----------   ------------   ----------   ----------   -------------
Gain on sales of real estate                          4,777            -          4,777        1,197            -           1,197

Interest income                                       1,355       (1,015)(1)        340          644         (366)(1)         278
Other income                                            660            -            660          513            -             513
                                                  ---------   ----------   ------------   ----------   ----------   -------------
                                                      6,792       (1,015)         5,777        2,354         (366)          1,988

Expenses:
   Interest                                          26,351      (26,351)(2)          -       23,074      (23,074)(2)           -
   Real estate taxes                                  5,730            -          5,730        5,775            -           5,775
   General and administrative                         6,902       (1,698)(3)      5,204        6,658       (1,711)(3)       4,947
   Restructuring expense                              3,499       (3,499)(4)          -        2,306       (2,306)(4)           -
   Provision for loss contingencies                   2,850            -          2,850            -            -               -
   Depreciation and amoritization                        72            -             72           70            -              70
   Provision for losses                                   -            -              -       58,117            -          58,117
                                                  ---------   ----------   ------------   ----------   ----------   -------------
                                                     45,404      (31,548)        13,856       96,000      (27,091)         68,909
                                                  ---------   ----------   ------------   ----------   ----------   -------------

Net loss                                          $ (38,612)  $   30,533   $     (8,079)  $  (93,646)  $   26,725   $     (66,921)
                                                  =========   ==========   ============   ==========   ==========   =============
Net loss per common share (5)                     $   (7.72)       n/a     $  (2,104.53)  $   (18.73)       n/a     $  (10,974.56)
                                                  =========   ==========   ============   ==========   ==========   =============


*     Derived from audited financial statements.

____________________

(1) Decrease to interest income reflects the assumption that the cash balance of Reorganized Vista remains at $5.0 million, which represents the balance at Vista on the Effective Date for working capital pursuant to the Plan.

(2) Elimination of interest expense relating to the Vista Notes reflects the cancellation of the Vista Notes.

(3) Decrease in general and administrative expenses reflects elimination of costs Vista incurred as a direct result of the fact that the Vista Notes and the Existing Common Stock were publicly traded, including quarterly and annual reporting, printing and distribution costs, compensation and benefits of Vista's Board of Directors and premiums to maintain directors' and officers' insurance. The Plan provides that Reorganized Vista will have five stockholders and, accordingly, its equity securities are not required to be registered under the Exchange Act.

(4) Restructuring expenses incurred prior to June 30, 1995 for the periods presented have been eliminated. Such costs pertain directly to the Company's efforts to achieve a financial restructuring including costs to negotiate the Securities Purchase Agreement, develop the Plan and file the related Disclosure and Solicitation Statement.

(5) Historical and pro forma net loss per common share are not comparable due to the significant difference in the number of  shares outstanding.
    Payments of dividends on preferred stock of approximately $5.9 million have been deducted from net loss for each of the years ended June 30, 1995 and 1994 to determine net loss per share. It is assumed that dividends on new series A preferred stock and new series B preferred stock are declared and paid quarterly at rates of 10% and 6%, respectively, per annum.
                                                                              25

                   ITEM 7(b)  PRO FORMA FINANCIAL INFORMATION


                               CENTEX CORPORATION

                     INTRODUCTION TO PRO FORMA INFORMATION

     On September 27, 1995, Centex International, Inc. ("Centex International"), a wholly owned subsidiary of Centex Corporation ("Centex" or the "Company"), completed the acquisition of equity securities of Vista Properties, Inc. ("Vista"). Upon the consummation of the acquisition, Centex International owned approximately 53% of the common shares and approximately 97% of the preferred stock of Vista. The equity interests were acquired for a net investment of approximately $85 million by Centex International which, when combined with approximately $30 million of Vista's cash balances, resulted in distributions of approximately $115 million to Vista's former equity and debt holders.

     The accompanying unaudited pro forma statements of consolidated earnings for the fiscal year ended March 31, 1995 and the six months ended September 30, 1995 reflect the historical accounts of the Company for those periods adjusted to give pro forma effect to the acquisition of Vista's equity securities, as if the transaction had occurred on April 1, 1994. A pro forma balance sheet has not been included because the transaction was reflected in the September 30, 1995 balance sheet included in the Company's Quarterly Report on Form 10-Q filed November 14, 1995.

     The pro forma consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements of Vista Properties, Inc. Management believes the assumptions used in the following statements provide reasonable basis on which to present the pro forma financial data. The pro forma consolidated financial data is provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had the transactions and events described above been consummated on the date assumed and are not intended to project the Company's results of operations for any future period.

     Capitalized terms not defined herein are defined in the response to Item 7(a) of this Current Report on Form 8-K.

                      CENTEX CORPORATION AND SUBSIDIARIES
                 PRO FORMA STATEMENTS OF CONSOLIDATED EARNINGS
                                  (UNAUDITED)

                                                   FOR THE YEAR ENDED MARCH 31, 1995
                                         ------------------------------------------------------
                                               AS            PRO FORMA             PRO FORMA
                                           REPORTED *       ADJUSTMENTS             RESULTS
                                         --------------    -------------         --------------
                                             (Dollars in thousands, except per share data)

Revenues                                 $   3,277,504     $      43,725  (a)    $    3,321,229
                                         -------------     -------------         --------------
Costs and Expenses                           3,142,777            51,804  (a)         3,194,581
Corporate General and Administrative            15,253               -                   15,253
Interest Expense                                33,014             5,527  (b)            38,541
                                         -------------     -------------         --------------
                                             3,191,044            57,331              3,248,375
                                         -------------     -------------         --------------
Earnings Before Gain on CXP's Initial
   Public Offering and Income Taxes             86,460           (13,606)                72,854

Gain on CXP's Initial Public Offering           59,328               -                   59,328
                                         -------------     -------------         --------------
Earnings Before Income Taxes                   145,788           (13,606)               132,182

Income Taxes                                    53,540            (4,997) (c)            48,543
                                         -------------     -------------         --------------
Net Earnings                             $      92,248     $      (8,609)        $       83,639
                                         =============     =============         ==============
Earnings Per Share                       $        3.04     $       (0.28)        $         2.76
                                         =============     =============         ==============


                                              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1995
                                         ------------------------------------------------------
                                               AS            PRO FORMA              PRO FORMA
                                           REPORTED         ADJUSTMENTS              RESULTS
                                         --------------    -------------         --------------
                                             (Dollars in thousands, except per share data)

Revenues                                 $   1,487,796     $      12,348  (a)    $    1,500,144
                                         -------------     -------------         --------------
Costs and Expenses                           1,424,044            18,424  (a)         1,442,468
Corporate General and Administrative             7,370               -                    7,370
Interest Expense                                19,294             2,716  (b)            22,010
                                         -------------     -------------         --------------
                                             1,450,708            21,140              1,471,848
                                         -------------     -------------         --------------
Earnings Before Gain on CXP's Initial
   Public Offering and Income Taxes             37,088            (8,792)                28,296

Gain on CXP's Initial Public Offering              -                 -                      -
                                         -------------     -------------         --------------
Earnings Before Income Taxes                    37,088            (8,792)                28,296

Income Taxes                                    14,664            (3,476) (c)            11,188
                                         -------------     -------------         --------------
Net Earnings                             $      22,424     $      (5,316)        $       17,108
                                         =============     =============         ==============
Earnings Per Share                       $        0.77     $       (0.18)        $         0.59
                                         =============     =============         ==============

*  Derived from audited financial statements.

-----------------------------

(a) To reflect the revenues and costs and expenses of Vista for the applicable periods. The Vista pro forma balances reflected under the section "For the Year Ended March 31, 1995" represent Vista's actual amounts for their fiscal year ended June 30, 1995 as adjusted below. The amounts used for the six months ended September 30, 1995 are for that specific six-month period. Following is a reconciliation of Vista's actual income statement balances to the amounts reported above.

                                          For the Year                             For the Six
                                             Ended                                 Months Ended
                                         March 31, 1995                           Sept. 30, 1995
                                         --------------                           --------------
Actual Vista Revenues                    $      44,740                            $      13,016
   Interest Income                              (1,015)  (1)                               (668)  (1)
                                         -------------                            -------------
Adjusted Vista Revenues                  $      43,725                            $      12,348
                                         =============                            =============

Actual Vista Costs and Expenses          $      83,352                            $      36,544
   Interest                                    (26,351)  (2)                            (10,576)  (2)
   General and Administrative                   (1,698)  (3)                             (1,057)  (3)
   Restructuring Expense                        (3,499)  (4)                             (6,487)  (4)
                                         -------------                            -------------
Adjusted Vista Costs and Expenses        $      51,804                            $      18,424
                                         =============                            =============

          (1) Decrease to interest income reflects the assumption that the cash balance of Reorganized Vista remains at $5.0 million, which represents the balance at Vista on the Effective Date for working capital pursuant to the Plan.
          (2) Elimination of interest expense relating to the Vista Notes reflects the retirement of the Vista Notes.
          (3) Decrease in general and administrative expenses reflects elimination of costs Vista incurred as a direct result of the fact that the Vista Notes and the Existing Common Stock were publicly traded, including quarterly and annual reporting, printing and distribution costs, compensation and benefits of Vista's Board of Directors and premiums to maintain directors' and officers' insurance. Reorganized Vista has only five stockholders and, accordingly, its equity securities are no longer registered under the Securities Exchange Act of 1934.

          (4) Restructuring expenses incurred during the periods presented have been eliminated. Such costs pertain directly to Vista's efforts to achieve a financial restructuring including costs to negotiate the Securities Purchase Agreement, develop the Plan and file the related Disclosure and Solicitation Statement.

(b) To reflect additional interest expense which would have been incurred had Centex borrowed $85,422 on April 1, 1994 to fund the acquisition and assuming no additional sales of the acquired assets from April 1994 through September 1995. For the year ended March 31, 1995 and the six months ended September 30, 1995 Centex's average short- term borrowing rates of 6.47% and 6.36%, respectively, were used.

(c) To reflect the tax effect of the foregoing items using Centex's effective federal and state tax rates in effect for each period.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             CENTEX CORPORATION
                                             ------------------
                                                 Registrant


December 11, 1995                       By: /s/ Raymond G. Smerge
                                            ---------------------------------
                                            Raymond G. Smerge
                                            Vice President, Chief Legal Officer
                                            and Secretary

                               INDEX TO EXHIBITS
                               CENTEX CORPORATION


Exhibit Number                                Exhibit
--------------                                -------
    2.1**        Second Amended and Restated Securities Purchase  Agreement among
                 Centex  International,  Inc.,  Vista Properties,  Inc.  and  the
                 other parties named therein

    2.2**        Amendment  No. 2 to  the Second Amended  and Restated Securities
                 Purchase  Agreement  among  Centex  International,  Inc.,  Vista
                 Properties, Inc. and the other parties named therein

    23*          Consent of Independent Public Accountants

    99.1**       Amended  and   Restated  Articles  of  Incorporation   of  Vista
                 Properties, Inc.

    99.2**       Certificate of  Designation relating  to the Series  A Preferred
                 Stock  and the Series  B Preferred  Stock  of  Vista Properties,
                 Inc.


_______________

* Filed Herewith

** Previously filed with the Commission on October 12, 1995 as exhibits to Centex Corporation's Current Report on Form 8-K dated October 12, 1995.